Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-196437

Free Writing Prospectus dated August 27, 2014

Fantex, Inc.

On August 21, 2014, WXIX Fox 19 NOW broadcasted an interview with Cornell “Buck” French, Chief Executive Officer of Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”), the transcript of which is attached hereto as Annex A (the “Broadcast”).  The Broadcast references the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) and the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu,” and together with Fantex Series Vernon Davis and Fantex Series EJ Manuel, the “Tracking Stocks”) of the Company (the “Vernon Davis Offering,” the “EJ Manuel Offering” and the “Mohamed Sanu Offering,” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476, 333-194256 and 333-196437 respectively), as amended (the “Vernon Davis Registration Statement,” the “EJ Manuel Registration Statement” and the “Mohamed Sanu Registration Statement,” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  The Vernon Davis Offering was completed on April 28, 2014, and the EJ Manuel Offering was completed on July 21, 2014.  The Broadcast references the Offerings and quotes certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company.  However, and as described further below under “Corrections and Clarifications,” the Broadcast contains certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Broadcast was not prepared by or reviewed by the Company or any other offering participant prior to its publication.  The publisher of the Broadcast is not affiliated with the Company.  The Company made no payment and gave no consideration to the publisher in connection with the publication of the Broadcast or any other broadcasts published by the publisher concerning the Company.  With the exception of statements and quotations attributed directly to Mr. French or derived from the Company’s Registration Statements, the Broadcast represent the author’s opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Broadcast or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                  During the Broadcast, WXIX Fox 19 NOW anchor Hagit Lamor stated that “a company called Fantex is now offering shares of wide receiver, Mohamed Sanu.”  WXIX Fox 19 NOW anchor Scott Schneider also stated “you can now buy shares of [Mohamed] Sanu” and that “Fantex allows fans to invest in pro football players.” The Company notes that holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract.  An investment in a Tracking Stock will represent an ownership interest in the Company.  The Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand.  Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract.  Holders of shares of the Company’s Fantex Series Mohamed Sanu have no direct investment in Mohamed Sanu, his brand or the Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and the Company (the “Mohamed Sanu Brand Contract”).

•                  Mr. Schneider also stated that “Fantex allows fans to … buy real stock linked to the athletes future earnings that could come through contracts, endorsements or appearance fees and the athlete get the cash upfront as part of the deal with the company.”  The Company clarifies that under the terms of the Mohamed Sanu Brand Contract, the Company acquired a 10% interest in Mohamed Sanu’s brand income, as defined in the Mohamed Sanu Brand Contract.  A more detailed description of the Mohamed Sanu Brand Contract and the associated brand income is available in the Registration Statements.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts with Mohamed Sanu and EJ Manuel, resepectively, the longevity of Mohamed Sanu’s or EJ Manuel’s respective careers, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis, EJ Manuel and Mohamed Sanu. The Company generally identifies forward-looking statements by words such as “expect,” “would,” “intend,” “hopes,” “believe,” “may,” “will,” “would,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Transcript of the Broadcast with WXIX Fox 19 NOW

MEDIA:	Television
STATION:	WXIX
MARKET:	Cincinnati, OH
DATE:	8-21-2014
TIME:	10:22 PM EST
PROGRAM:	FOX 19 NOW
SUBJECT:	Fantex-WXIX

Hagit Lamor, WXIX Anchor, FOX 19 NOW:

This is interesting, a company called Fantex is now offering shares of wide receiver, Mohamed Sanu.

Scott Schneider, WXIX Anchor, FOX 19 NOW:

Yeah, we told you about this earlier this month, but you can now buy shares of Sanu. That’s right for $10 bucks. Today, executives from Fantex were in town for a Mohamed Sanu initial public offering road show. Over 164,000 shares are available as part of this IPO, Fantex allows fans to invest in pro football players, buy real stock linked to the athletes future earnings that could come through contracts, endorsements or appearance fees and the athlete get the cash upfront as part of the deal with the company.

Buck French, CEO & co-founder, Fantex:

Uh, there’s been tremendous amount of interest, I mean from the very get go of the business, Fantex Mohamed Sanu securities, our third offering, we started with Fantex Vernon Davis, Pro Bowl Tight End for the 49ers, as well as, we did a Fantex EJ Manuel security, so we work with the brand, starting quarterback for the Buffalo Bills. So the interest has been fantastic and we’re excited to be working with Mohamed Sanu here in Cincinnati.

Schneider:

If you like to learn more, including what are financial expert Nathan Bachrach has to say about this particular investment, go to fox19now.com

* * * * *